Exhibit 99(a)
FOR RELEASE: January 9, 2008; 9:00 a.m. ET
MEDIA CONTACT: Lindsey Williams — 248-813-2528
INVESTOR CONTACT: Al VanDenBergh — 248-813-2495
DELPHI ANNOUNCES LAUNCH OF EXIT FINANCING
     TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) announced that the syndication of its exit financing package to support the company’s planned emergence this calendar quarter from Chapter 11 reorganization will commence this week with potential lenders’ meetings to be held in New York City on January 9 and London on January 10. The proposed exit facilities, which are being arranged on a best efforts basis by J.P. Morgan Securities, Inc., and Citigroup Global Markets, Inc., were approved on November 16, 2007 by the United States Bankruptcy Court for the Southern District of New York.
     Primarily as a result of improved operating performance and lower capital expenditures for the 2007 fiscal year than forecast in the company’s 2007 business plan projections included in its First Amended Disclosure Statement, the company’s year-end unaudited cash position is preliminarily estimated to be approximately $850 million favorable to the business plan. After adjusting anticipated cash flows in 2008 to reflect retiming of certain payments previously forecast for 2007 and lower projections for certain forecasted emergence cash payments in 2008, Delphi is reducing its planned exit facilities from the previously announced $6.8 billion authorized by the Bankruptcy Court to approximately $6.1 billion. These facilities will include $1.6 billion in an asset-backed revolving credit facility, $3.7 billion in a first-lien term loan facility and $825 million in a second lien term loan facility. Delphi plans to use its exit financing proceeds to make payments on the effective date of its First Amended Plan of Reorganization, including repayment of its senior secured debtor-in-possession financing, and to support the post-reorganization operations of the reorganized company.
     On December 20, 2007, the Court approved Delphi’s First Amended Joint Disclosure Statement and related voting solicitation procedures to permit the company to solicit acceptances of its First Amended Joint Plan of Reorganization. The company’s plan confirmation hearing is scheduled to commence in the Bankruptcy Court on January 17, 2008.

ABOUT DELPHI’S CHAPTER 11 CASE
     Delphi’s Chapter 11 cases were filed on Oct. 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD).
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
More information on Delphi’s U.S. restructuring and access to court documents, including all of the documents referenced in this press release and other general information about the Chapter 11 cases, is available at www.delphidocket.com.
     Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and to obtain an extension of term or other amendments as necessary to maintain access to such facility; the terms of any reorganization plan ultimately confirmed; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; the Company’s ability to satisfy the terms and conditions of the EPCA; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in its periodic filings with the SEC and its filings with the Bankruptcy Court ) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers. Additional factors that could affect future results are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the risk factors in Part I. Item 1A. Risk Factors, contained therein and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy cases to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have little or no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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